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                                                               Exhibit 23 (h)(7)


                        SHAREHOLDER INFORMATION AGREEMENT


This Shareholder Information Agreement (hereinafter "Agreement") is entered into as of March 15, 2007 by and between Advantus Series Fund, Inc. (hereinafter the "Fund") and Securian Life Insurance Company (hereinafter the "Intermediary" or "Securian Life") with an Agreement effective date of April 16, 2007 and such other effective dates as are recited herein.

WHEREAS, prior to the effective date of this Agreement, the Fund and the Intermediary agree that any request made to the Intermediary by the Fund for shareholder transaction information, and the Intermediary's response to such request, shall be governed by whatever informal practices the Fund and the Intermediary have utilized in the absence of a formal agreement, if any, to govern such requests.

WHEREAS, Rule 22c-2 under the Investment Company Act of 1940, as amended (the "1940 Act") requires mutual funds to enter into "shareholder information agreements" with "financial intermediaries" that hold fund shares on behalf of other investors in omnibus accounts and submit orders to purchase or redeem fund shares on behalf of such investors directly to the fund ("Rule 22c-2"); and

WHEREAS, Securian Life has established one or more separate accounts ("Account" or "Accounts"), which may also be composed of several Sub-Accounts, through which Securian Life offers certain group and individual variable life or annuity contracts ("Contract" or "Contracts") that make available as investment options one or more of such Sub-Accounts which, in turn, invest in shares of one or more of the Fund's portfolios ("Portfolios"); and

WHEREAS, in accordance with the terms of a Contract, the owner of the Contract may allocate and reallocate Contract values among Sub-Accounts and Portfolios from time to time; and

WHEREAS, Securian Life has been identified by the Fund as a "financial intermediary" as defined in Rule 22c-2.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, Intermediary and the Fund agree as follows:


                                    Section 1
                                      Terms

As used in this Agreement, the following terms shall have the following meanings, unless a different meaning is clearly required by the context:

1.1. The term "Intermediary" shall include an Account.


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1.2. The term "Fund" shall also include either (i) an investment adviser to or administrator for the Fund; or (ii) the principal underwriter or distributor for the Fund. The term does not include any "excepted funds" as defined in Rule 22c-2(b).(1)

1.3. The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are held by the Intermediary.

1.4. The term "Shareholder" means the holder of interests in a Contract issued by the Intermediary, or a participant in an employee benefit plan with a beneficial interest in a Contract.

1.5. The term "Shareholder-Initiated Transfer Purchase" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Portfolio, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Portfolio as a result of "dollar cost averaging" programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; or (iv) allocation of assets to a Portfolio through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract.

1.6. The term "Shareholder-Initiated Transfer Redemption" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Portfolio, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Portfolio as a result of annuity payouts, loans, systematic withdrawal programs, asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Portfolio as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

1.7. The term "written" includes electronic writings and facsimile transmissions.


                                    Section 2
                             Shareholder Information

The provisions of this Agreement, with respect to the ability of Fund to request and promptly receive shareholder identity and transaction information pursuant to this Agreement and this Section 2, shall be effective October 16, 2007.

2.1. Agreement to Provide Information. Intermediary agrees to provide the Fund, upon written request, the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number ("ITIN"), or other government-issued identifier ("GII") and the





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(1) As defined in Rule 22c-2(b), term "excepted fund" means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.


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Contract owner number or participant account number associated with the
Shareholder, if known, of any or all Shareholder(s) of the account, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request.

         This section shall be read to require Intermediary to provide only that information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

         If the Fund wishes to request Intermediary to provide information in addition to that recited in this Section 2.1, it shall provide Intermediary with the details of that additionally requested information together with a suggested format for Intermediary's response.

         Requests from the Fund to Intermediary should include the Fund name and identification number, Intermediary's Fund Account number and method of response, and the address to which Intermediary must respond with the requested information.

2.2. Period Covered by Request. Requests must set forth a specific period, not to exceed 180 days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 180 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

2.3. Timing of Requests. Fund requests for Shareholder information shall be made no more frequently than quarterly except as the Fund deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

2.4. Form and Timing of Response. (a) Intermediary agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in
2.1. If requested by the Fund or its designee, Intermediary agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in 2.1 is itself a financial intermediary ("indirect intermediary") and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in 2.1 for those shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Intermediary additionally agrees to inform the Fund whether it plans to perform (i) or (ii).

(b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Fund or its designee and the Intermediary; and

(c) To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format provided, however, that the Fund shall not require the Intermediary to report to the Fund using the NSCC Standardized Data Reporting Service.



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2.5. Limitations on Use of Information. The Fund agrees not to use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.


                                    Section 3
                                   Procedures

3.1. Indemnification. The Fund agrees to indemnify and hold harmless Intermediary from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney's fees) arising in connection with third party claim or action brought against Intermediary as a result of any unauthorized disclosure of a shareholder's taxpayer identification number provided to the Fund in response to a request for information pursuant to the terms of this Agreement.

3.2. Agreement to Restrict Trading. Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund's Shares (directly or indirectly through the Intermediary's account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through Intermediary. Instructions must be received by Intermediary at the following address, or such other address that Intermediary may communicate to Fund in writing from time to time, including, if applicable, an e-mail and/or facsimile telephone number:

         Securian Life Insurance Company
         400 Robert Street North
         St. Paul, Minnesota 55101
         Attention:  Christina Moore
         Phone:  651-665-4715
         E-mail:  christina.moore@securian.com

3.3. Form of Instructions. Instructions must include the TIN, ITIN, or GII and the specific individual Contract owner number or participant account number associated with the Shareholder, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is(are) to remain in place. If the TIN, ITIN, GII or the specific individual Contract owner number or participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates. Upon request of the Intermediary, Fund agrees to provide to the Intermediary, along with any written instructions to prohibit further purchases or exchanges of Shares by Shareholder, a copy of the Fund's publicly disclosed policies relating to eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.



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3.4. Timing of Response. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by the Intermediary.

3.5. Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

3.6. Force Majeure. Either party is excused from performance and shall not be liable for any delay in performance or non-performance, in whole or in part, caused by the occurrence of any event or contingency beyond the control of the parties including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, natural disasters, acts of God, acts of war or terrorism, actions or decrees of governmental bodies, pandemic or epidemic disease, but excluding failure caused by a party's financial condition or negligence and similar occurrences. The party who has been so affected shall promptly give written notice to the other Party and shall use its best efforts to resume performance. Upon receipt of such notice, all obligations under this Agreement shall be immediately suspended for the duration of such Force Majeure Event.


                                    Section 4
                          Construction and Cooperation

4.1. Construction of the Agreement; Fund Participation Agreements. The parties have entered into one or more Fund Participation Agreements between or among them for the purchase and redemption of shares of the Fund by the Accounts in connection with the Contracts. This Agreement supplements those Fund Participation Agreements. To the extent the terms of this Agreement conflict with the terms of a Fund Participation Agreement, the terms of this Agreement shall control. This Agreement shall be governed by and construed with the laws of the State of Minnesota.

4.2. Mutual Cooperation. The Fund and Intermediary agree to cooperate with one another in the development of abusive trading policies that take into consideration the legality of enforcing these limits with respect to certain Shareholders whose existing Contracts impose no or inconsistent trading limits. Fund and Intermediary also agree to cooperate with one another in the development of Intermediary's own market timing policies with respect to its contracts.

4.3. Dispute Resolution. The parties hereby mutually agree to use their best efforts to seek an amicable solution to any controversy or dispute regarding the subject matter hereof. Any unresolved controversy, claim or dispute shall be submitted to binding arbitration in accordance with the Commercial Rules of the American Arbitration Association and judgment upon any such award may be entered in any court having jurisdiction thereof. Arbitration shall be conducted by a single arbitrator who shall have the authority to grant any and all appropriate relief, including, but not limited to, granting injunctive relief or demanding specific performance. The arbitrator may make an initial determination of the location of the arbitration or whether proceedings may ensue based entirely upon documentary evidence. Unless otherwise mutually agreed in writing by the parties, said determination by the arbitrator shall become final and binding three (3) days after the arbitrator's ruling. Arbitration costs and expenses shall be borne



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equally by the parties. Each party hereby agrees to waive and suspend enforcement of any and all rights pursuant to this and all related agreements during the pendency of such arbitration proceedings.


                                    Section 5
                                   Termination

5.1. Termination. This Agreement will terminate upon the termination of the Fund Participation Agreements.



IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first above written.


FUND


--------------------------------
By:      Dianne M. Orbison
Title:   President
         Advantus Series Fund, Inc.


INTERMEDIARY


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By:      Bruce P. Shay
Title:   Senior Vice President
         Securian Life Insurance Company



















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